Somnigroup International Announces New Chief Executive Officer at Mattress Firm

DALLAS, TX, August 18, 2025 – Somnigroup International Inc. (NYSE:SGI) announced today that Steve Rusing, currently serving as President of Mattress Firm, has expanded his leadership role to President and Chief Executive Officer, effective August 14, 2025. Scott Thompson, Somnigroup’s Chairman, CEO and President, has been serving as Mattress Firm’s interim Chief Executive Officer since February 2025.

“Combining the roles of President and CEO of Mattress Firm will allow Steve to lead with greater agility and alignment across all aspects of the company,” said Thompson. “Over these past few months, Steve has made a tremendous impact on the direction and strategy of Mattress Firm. Under his leadership, the team has sharpened their operational focus, building momentum, and driving solid performance as seen in the results we reported earlier this month. With Steve at the helm, I am confident that Mattress Firm’s best chapters are still ahead.”

About Somnigroup

Somnigroup (NYSE: SGI) is the world’s largest bedding company, dedicated to improving people’s lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy’s®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

We seek to deliver long-term value for our shareholders through prudent capital allocation, including managing investments in our businesses. We are guided by our core value of Doing the Right Thing and committed to our global responsibility to protect the environment and the communities in which we operate. For more information, please visit www.Somnigroup.com.

Somnigroup Investor Relations Contact

Aubrey Moore
Investor Relations
Somnigroup International Inc.
800-805-3635
Investor.relations@somnigroup.com